Exhibit 6.2

AMENDMENT OF ENGAGEMENT CONTRACT DATED 6/29/2022

On June 22, 2022, The Paffrath Organization, The Paffrath Family, House Hack, Inc., and related entities executed an engagement agreement with Snarpezel.com, Inc. to perform various duties, including, but not limited to, accounting and consulting services for the various entities and individuals.

The original agreement shall be modified as follows:

1.	On or about November 1, 2022, the agreement was verbally modified to be $25,000 monthly.

2.	Any reference to Scott Swenson and costs shall be removed.

3.	The monthly services provided will be invoiced to the appropriate entity or individual for monthly services.

4.	Invoices shall be presented on the first of each month following the month of services provided and will be due and payable within 10 days of presentation.

5.	This agreement may be cancelled by either party upon 30 days written notice.

Snarpezel.com, Inc

Vendor

/s/ Robert W. Carey	7/5/2023
By: Robert W. Carey. CPA	Dated
President

For:

The Paffrath Organization, The Paffrath Family, House Hack, inc., and related entities

/s/ Kevin Paffrath	7/5/2023
Kevin Paffrath, et al	Dated